Exhibit 99.4
PRESS RELEASE
Evergreen Solar and NSTAR Announce Alliance to Spur Interest in Solar Energy
Marlboro, Massachusetts, April 17, 2007 – Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products, and NSTAR (NYSE: NST), an electric and gas delivery company based in Boston, today announced an alliance designed to increase the role of solar power in Eastern Massachusetts. The alliance will leverage Evergreen Solar’s unique String Ribbon™ solar power technology with NSTAR’s expertise, capabilities and customer relationships to promote cost-effective solar options for consumers.
“This relationship with a utility can dramatically improve solar market delivery and significantly accelerate closing the gap between solar and conventional energy costs,” said Richard M. Feldt, Chairman, President and CEO of Evergreen Solar. “NSTAR has ideal infrastructure to reduce the non-hardware portion of solar system costs. This vision has been central in Evergreen Solar’s strategy, and we are very pleased to have NSTAR join in this vision and appreciate very much Governor Deval Patrick’s work to help us create this important alliance.”
“This program with Evergreen Solar will expand renewable energy choices for our customers by making solar installations more accessible and affordable,” said Thomas J. May, NSTAR Chairman, President and CEO. “Customer interest in clean energy options is growing, and we are committed to offering them an increasing number of options to choose from.”
NSTAR’s goal is to help lower the overall cost of solar energy generation, and increase the awareness of solar for its customers. NSTAR can positively influence the cost of solar installations and service by promoting standardized systems installed by pre-approved solar contractors. The company has years of experience developing and running successful energy efficiency programs and will therefore be the natural contact point for customers interested in installing solar equipment through this and other potential alliances. NSTAR will also bring significant value to related efforts such as market research, marketing and promotion, lead development, sales support, and standardized system development. Customer follow-up, evaluation, and service will also be provided by NSTAR and its contractors.
This alliance will benefit from the announcement today by Massachusetts Governor Deval Patrick of an innovative and expanded solar incentive program for the state comprising a commitment by the Commonwealth to work toward aggressive goals for installed solar power generating capacity – from roughly 2 MW today to 250 MW by the end of 2017 – by strategic use of ratepayer renewable energy funds and changes in utility rate structure to provide incentives for solar power adoption by residential, commercial, and industrial customers.

About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon technology, known as String Ribbon, uses significantly less silicon than conventional approaches. Evergreen’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® is a registered trademark of Evergreen Solar, Inc
About NSTAR
NSTAR transmits and delivers electricity and natural gas to 1.4 million customers in Eastern and Central Massachusetts, including more than one million electric distribution customers in 81 communities and nearly 300,000 natural gas distribution customers in 51 communities. For more information, go to www.nstar.com.
Conference Call Information
Evergreen Solar management will conduct a conference call at 5:00 p.m. (ET) today to review this announcement and the Company’s first-quarter financial results. The conference call will be webcast live over the Internet. The webcast can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event. The call also can be accessed by dialing (800) 819-9193 or (913) 981-4911 prior to the start of the call. For those unable to join the live conference call, a replay will be available from 8:00 p.m. (ET) on April 17 through midnight (ET) on April 23. To access the replay, dial (888) 203-1112 or (719) 457-0820 and refer to confirmation code 6088974. The webcast also will be archived on the Company’s website.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of federal securities laws. Evergreen Solar cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to: the Company’s and NSTAR’s ability to finalize arrangements relating to the solar power alliance; the alliance’s ability to improve solar market delivery and significantly reduce the gap between solar and conventional energy costs; the ability of the alliance to make solar installations more accessible and affordable; the expected customer demand for solar energy; and the other expected benefits of the solar power alliance with NSTAR. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the Company’s relationships with current or prospective strategic partners, including NSTAR, may be affected by adverse developments in the Company’s business, the business of the Company’s strategic partners, competitive factors, solar power market conditions, or financial market conditions; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the risk that technological changes in the solar industry could render the Company’s solar products uncompetitive or obsolete; the market for products such as the Company’s solar power products is heavily influenced by federal, state, local and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control; and the market for solar power products is emerging and rapidly developing and the market demand for solar power products such as the Company’s products is uncertain. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission – including the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2007 (copies of which may be obtained at the SEC’s website at: http://www.sec.gov), could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
Contact:
Michael El-Hillow
Chief Financial Officer
Evergreen Solar, Inc.
508-357-2221 x7708
investors@evergreensolar.com
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